Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Tom Taggart

925.658.6193 / 925.658.6511

THE PMI GROUP, INC. REPORTS

FOURTH QUARTER AND YEAR END 2009 FINANCIAL RESULTS

•	The PMI Group, Inc. (the “Company”) reported a loss from continuing operations in the fourth quarter of 2009 of $228.2 million, or $2.76 per share.

•

PMI Mortgage Insurance Co. (MIC), the Company’s primary mortgage insurance company, received regulatory approval from the Arizona Department of Insurance to continue to write new mortgage insurance business in the event it is not in compliance with Arizona’s minimum policyholder position, subject to certain ongoing reporting requirements. (See the Company’s February 15, 2010 press release, “PMI Mortgage Insurance Co. Announces Waiver Granted by the Arizona Department of Insurance.”)

•

MIC and its subsidiary, PMI Mortgage Assurance Co. (PMAC) entered into an agreement with Fannie Mae whereby PMAC was approved to write new mortgage insurance in certain states if MIC is unable to do so due to its financial condition. Fannie Mae’s approval runs through December 31, 2011 and is subject to conditions. (See PMI’s February 15, 2010 press release, “Fannie Mae Approves PMI Mortgage Assurance Co. as an Eligible Mortgage Insurer.”)

•

The Company completed various capital relief initiatives in the fourth quarter which positively impacted MIC’s statutory capital by approximately $51.0 million and MIC also sold its investment in RAM Holdings Ltd. for approximately $3.2 million, resulting in a $29.4 million tax benefit for the Company.

•	MIC estimates its risk to capital ratio was 22 to 1 and excess minimum policyholder position was $64 million at December 31, 2009.

•	The Company had consolidated cash and cash equivalents and investments of $3.3 billion and total assets in captive trust accounts of approximately $940.7 million at December 31, 2009.

Walnut Creek, CA, February 16, 2009 - The PMI Group, Inc. (NYSE: PMI) today reported a loss from continuing operations for the fourth quarter of 2009 of $228.2 million, or $2.76 per basic and diluted1 share, compared with a loss from continuing operations of $181.0 million, or $2.22 per basic and diluted1 share, for the same period one year ago.

[1]

Due to the net loss in the quarter, dilutive components of shares outstanding such as stock options were not included in fully diluted shares outstanding as their inclusion would have been anti-dilutive.

The loss from continuing operations for the full year 2009 was $654.0 million, or $7.94 per basic and diluted share, compared with a loss from continuing operations of $887.2 million, or $10.90 per basis and diluted1 share in 2008.

The PMI Group, Inc. Fourth Quarter Results

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(228,183)	$(180,993)
Income from discontinued operations, net of income taxes*	—	2,148

Net loss	$(228,183)	$(178,845)

Diluted loss from continuing operations per share	$(2.76)	$(2.22)
Diluted income from discontinued operations per share*	—	0.03

Diluted net loss per share	$(2.76)	$(2.19)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

The PMI Group, Inc. 2009 Full Year Results

	Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2009	2008
Loss from continuing operations	$(653,991)	$(887,188)
Loss from discontinued operations, net of income taxes*	(5,335)	(41,320)

Net loss	$(659,326)	$(928,508)

Diluted loss from continuing operations per share	$(7.94)	$(10.90)
Diluted loss from discontinued operations per share*	(0.07)	(0.50)

Diluted net loss per share	$(8.01)	$(11.40)

*	Includes the results of PMI Australia, PMI Asia and PMI Guaranty.

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had a net loss of $242.0 million in the fourth quarter of 2009 compared to a net loss of $174.1 million in the fourth quarter of 2008. The increase was due to higher fourth quarter 2009 losses and loss adjustment expenses (“LAE”). The higher losses and LAE were driven by the acceleration of expected future losses related to modified pool contracts. Higher claim rates within the primary portfolio also contributed to the fourth quarter loss.

Total revenues were $205.2 million in the fourth quarter of 2009 compared to $184.1 million in the fourth quarter of 2008. The increase in total revenues in the fourth quarter of 2009 was primarily related to $9.0 million in net realized investment gains compared to $25.5 million of net realized investment losses in the fourth quarter of 2008.

Total losses and loss adjustment expenses increased to $585.7 million in the fourth quarter of 2009 compared to $454.4 million in the fourth quarter of 2008 primarily due to the aforementioned acceleration of expected modified pool losses and higher primary claim rates.

U.S. Mortgage Insurance Operations loss reserves, gross of reinsurance recoverables, totaled $3.2 billion as of December 31, 2009 compared with $3.1 billion as of September 30, 2009 and $2.6 billion as of December 31, 2008. Reserves for losses and LAE for primary insurance increased sequentially by $236.7 million to $2.9 billion. The increase in primary insurance reserves for losses and LAE was primarily due to higher claim rates and higher default inventories, partially offset by lower average primary claim sizes and the continued effects from loss mitigation and rescission activities. Year end 2009 reserves for losses and LAE for pool insurance decreased sequentially by $159.4 million to $261.8 million. The decrease in pool insurance loss reserves was due to a $264 million claim payment for certain pool restructurings. This decrease was partially offset by the development of higher claim rates for policies originated in 2005, 2006 and 2007 which increased pool loss reserves by approximately $100 million.

The number of primary loans in default at December 31, 2009 was 150,925 compared to 141,261 loans in default at September 30, 2009 and 109,580 loans in default at December 31, 2008. New notices of default received in the fourth quarter of 2009 were 9% lower than new notices of default received in the third quarter of 2009 and 20% lower than new notices of default received in the fourth quarter of 2008. As a percentage of primary policies in force, the default rate was 21.40% at December 31, 2009, 19.48% at September 30, 2009 and 14.12% at December 31, 2008.

PMI’s Homeownership Preservation Initiatives (HPI), which includes PMI’s participation in the Administration’s Home Affordable Modification Program (HAMP), enabled 7,507 borrowers, representing $303.6 million of risk in force, to retain their homes through loan modifications and payment plans in the fourth quarter of 2009. For the full year 2009, HPI enabled 23,352 borrowers to retain their homes, representing approximately $1.0 billion of risk in force. As of December 31, 2009, approximately 23,180 loans were in a HAMP trial period compared with approximately 12,700 loans at September 30, 2009. Since the inception of the HAMP program, 1,628 loans have successfully completed the HAMP trial period and became permanent modifications, representing $93.0 million of risk in force. In addition, HPI enabled 2,302 homeowners in the fourth quarter of 2009 and 7,595 homeowners for the full year of 2009 to avoid foreclosure through alternatives such as short sales.

Rescission and claim denial of delinquent risk in force was $216.9 million in the fourth quarter of 2009 and $1.1 billion for the full year 2009.

International Operations

International Operations, which includes PMI Europe and PMI Canada, had a loss from continuing operations for the fourth quarter of 2009 of $2.9 million and net income from continuing operations for the full year of 2009 of $17.7 million. This compares to a loss from continuing operations for the fourth quarter of 2008 of $30.2 million and a loss from continuing operations for the full year 2008 of $87.0 million. The improved results for the fourth quarter of 2009 and full year of 2009 was primarily due to net gains resulting from changes in the fair value of mortgage insurance contracts in PMI Europe that are classified as derivatives.

Corporate and Other

The Corporate and Other segment had net income from continuing operations of $16.9 million in the fourth quarter of 2009 and a net loss from continuing operations of $15.8 million for the full year of 2009. This compares to net income from continuing operations of $23.3 million in the fourth quarter of 2008 and a net loss from continuing operations of $90.6 million for the full year 2008. The results for the fourth quarter and full year of 2009 include gains (representing a decline in fair market value) of $34.0 million and $16.5 million, respectively, related to the measurement of fair value of certain corporate debt obligations. Effective December 31, 2009, the Company combined its Financial Guaranty segment with the Corporate and Other segment.

Capital and Liquidity Information at December 31, 2009

•	On a consolidated basis, the Company had available funds, consisting of cash and cash equivalents and investments, of $3.3 billion and total shareholders’ equity of $727.1 million.

•	At the holding company level, The PMI Group, Inc. had cash and cash equivalents and investments of $61.5 million.

•	MIC had available funds, consisting of cash and cash equivalents and investments, of $2.5 billion and total assets in captive trust accounts of approximately $940.7 million.

•

MIC estimates as of December 31, 2009 its risk to capital was 22 to 1 and the excess minimum policyholder position was $64 million compared to 16.9 to 1 and $307.7 million, respectively, at September 30, 2009.

•

During the fourth quarter of 2009, the Company completed the following initiatives at MIC: (1) restructurings (including commutation and other restructuring) of certain modified pool policies resulted in an acceleration of $264 million in claim payments paid at a discount of the reserves established on such policies and the release of loss reserves, which resulted in positive statutory capital benefits of approximately $51.0 million, (2) realization of approximately $9 million in gains from the Company’s investment portfolio, primarily municipal bonds, and (3) MIC sold its investment in RAM Holdings Ltd. for approximately $3.2 million, generating a $29.4 million tax benefit for the Company.

•

In the event that MIC is unable to write new mortgage insurance in a limited number of states, the Company plans to write new mortgage insurance in those states through its existing subsidiary, PMAC. As announced in the Company’s press release on February 15, 2010, Fannie Mae has approved PMAC to write new mortgage insurance in certain states, if any, in which MIC is prohibited from transacting new mortgage insurance business due to its financial condition. The Company is currently in discussions with Freddie Mac regarding approval of PMAC to transact new mortgage insurance business.

ABOUT THE PMI GROUP, INC.

PMI Mortgage Insurance Co. (NYSE: PMI), is headquartered in Walnut Creek, CA and provides credit enhancement solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmi-us.com.

Cautionary Statement:

Statements in this press release and supplements that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others:

•

Potential significant future losses as a result of changes in economic and market conditions, such as decreases in housing demand, mortgage originations or housing values; a further reduction in the liquidity in the capital markets or further contraction of credit markets; further increases in unemployment rates; changes in interest rates or consumer confidence; and/or changes in credit spreads;

•

Our expectation that, because our loss reserves are not intended to be an estimate of total future losses, our ultimate actual losses will be higher than, and could substantially exceed, our loss reserve estimates;

•	The risk that our underwriting policies may not anticipate all risks and/or the magnitude of potential loss;

•	Our expectation that, as a result of continued losses, we will need to raise significant additional capital and/or achieve significant statutory capital relief in 2010;

•

The risk that we may be required to cease writing new business in some or all states due to our financial condition and/or our inability to maintain minimum regulatory risk-to-capital and policyholders surplus requirements;

•

Some states require a mortgage insurer to immediately cease writing new business if it fails to meet applicable capital adequacy requirements. In other states, including Arizona, PMI’s state of domicile, the applicable regulator has discretion as to whether the mortgage insurer may continue to write new business. The Arizona Department of Insurance has issued to PMI a letter that waives, until December 31, 2011, the requirement that PMI maintain the required minimum policyholders position in order to write new business. The waiver requires periodic reporting to the Department and the Department’s approval of annual operating plans. The Department may modify or terminate the waiver at any time. If the Department terminated the waiver and PMI failed to maintain the minimum policyhoders position, PMI would likely be required to suspend writing new business in all states. In other states where the regulator has discretion, we cannot predict whether and under what circumstances the regulator might exercise discretion. In certain other states, the applicable insurance regulators interpret their respective states’ statutes to require a mortgage insurer to suspend new business writings in their states if the mortgage insurer fails to meet the applicable capital adequacy requirement of their respective states.

•

We have discussed with certain state insurance regulators their financially hazardous condition regulations applicable to licensed insurance companies and those states’ interpretive positions that we are, or could be, in violation of their respective regulations. None of these states has taken any action against PMI to date. If any of those states or other states having similar regulations were to conclude that PMI was in financially hazardous condition, PMI may be required to cease writing new business in that state.

•

In the event that we are unable to write new mortgage insurance in a limited number of states for the reasons discussed above, we are working on a plan to enable us to write new mortgage insurance in those states out of an existing subsidiary, PMI Mortgage Assurance Co. There can be no assurance that we will be able to effectuate this plan.

•

Under the terms of our runoff support agreement with Allstate Insurance Company, PMI is subject to restrictions that apply if its risk-to-capital ratio exceeds 23:1. Any failure to meet the capital requirements set forth in the runoff support agreement could, if pursued by Allstate, have a material adverse impact on our financial condition;

•	the limitations we have placed on new business writings;

•

the potential litigation risk associated with our increased rescission activity and, in the event that we are unsuccessful in defending our rescission decisions, the need to establish loss reserves for, and reassume risk on, delinquent rescinded loans;

•	the risk that loan modification and other similar programs may not provide material benefits to us;

•	the aging of our mortgage insurance portfolio and changes in severity or frequency of losses associated with our mortgage insurance policies;

•

the performance of our insured portfolio of higher risk loans, such as Alternative-A (“Alt-A”) and less than-A loans, and adjustable rate and interest-only loans, which have resulted in increased losses in 2007 and 2008 and are expected to result in further losses;

•	the risk that Fannie Mae and/or Freddie Mac (collectively, the “GSEs”) determine that we are no longer an eligible provider of mortgage insurance;

•	the risk that we are not able to continue to comply with the terms of our credit facility and an event of default occurs;

•

the risk that the value of the contingent note we received in connection with the sale of PMI Australia is reduced and, therefore, reduces or eliminates the commitments of the lenders under our credit facility and requires us to repay amounts borrowed under the credit facility;

•	further downgrades or other ratings actions with respect to our credit ratings or insurer financial strength ratings assigned by the major rating agencies;

•	heightened competition from the Federal Housing Administration and the Veterans’ Administration or other private mortgage insurers;

•	potential changes in the charters or business practices of the GSEs, the largest purchasers of mortgages;

•	the potential future impairment of the value of certain securities held in our investment portfolios as a result of the significant volatility in the capital markets;

•

volatility in our earnings caused by changes in the fair value of our derivative contracts and our need to reevaluate the premium deficiencies in our mortgage insurance business on a quarterly basis; and

•	heightened regulatory and litigation risks faced by the financial services industry, the mortgage insurance industry and PMI;

•

potential additional losses in our European operations as a result of deteriorating economic conditions and the potential that we must make additional capital contributions to those operations, and/or CMG Mortgage Insurance Company, pursuant to capital support agreements.

Other risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008. We undertake no obligation to update forward-looking statements.

# # #

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)	(Audited)
	(Dollars and shares in thousands, except per share data)
Net premiums written	$156,126	$177,543	$678,058	$768,895

Revenues
Premiums earned	$170,575	$184,122	$716,841	$786,159
Net gain (loss) from credit default swaps	7,574	(11,714)	31,581	(11,275)
Net investment income	29,465	31,552	119,166	138,377
Net realized investment gains (losses)	8,209	(26,348)	37,471	(48,342)
Change in fair value of certain debt instruments	34,000	11,647	16,522	123,595
Impairment of unconsolidated subsidiaries	—	—	—	(90,868)
Other income	—	1,722	2,328	10,141

Total revenues	249,823	190,981	923,909	907,787

Losses and expenses
Losses and loss adjustment expenses	556,189	404,457	1,756,755	1,899,264
Amortization of deferred policy acquisition costs	6,532	4,512	17,781	18,285
Other underwriting and operating expenses	40,869	58,606	155,211	218,583
Interest expense	10,092	11,309	43,013	41,007

Total losses and expenses	613,682	478,884	1,972,760	2,177,139

Loss before equity in losses from unconsolidated subsidiaries and income taxes	(363,859)	(287,903)	(1,048,851)	(1,269,352)
Equity in losses from unconsolidated subsidiaries	(3,804)	(5,972)	(12,019)	(51,802)

Loss from continuing operations before income taxes	(367,663)	(293,875)	(1,060,870)	(1,321,154)
Income tax benefit from continuing operations	(139,480)	(112,882)	(406,879)	(433,966)

Loss from continuing operations	(228,183)	(180,993)	(653,991)	(887,188)
Income (loss) from discontinued operations, net of taxes	—	2,148	(5,335)	(41,320)

Net loss	$(228,183)	$(178,845)	$(659,326)	$(928,508)

Diluted loss from continuing operations per share	$(2.76)	$(2.22)	$(7.94)	$(10.90)
Diluted income (loss) from discontinued operations per share	—	0.03	(0.07)	(0.50)

Diluted net loss per share	$(2.76)	$(2.19)	$(8.01)	$(11.40)

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
	(Dollars and shares in thousands, except per share data)
Assets
Investments	$2,572,533	$2,221,595
Cash and cash equivalents	686,891	1,483,313
Investments in unconsolidated subsidiaries	139,775	150,377
Reinsurance recoverables	703,550	482,678
Deferred policy acquisition costs	41,289	34,791
Property, equipment and software, net of accumulated depreciation and amortization	101,893	125,346
Other assets	392,548	326,299

Total assets	$4,638,479	$4,824,399

Liabilities
Reserve for losses and loss adjustment expenses	$3,250,100	$2,709,286
Unearned premiums	72,089	111,656
Debt	389,991	481,764
Other liabilities	199,212	243,468

Total liabilities	3,911,392	3,546,174

Shareholders’ equity	727,087	1,278,225

Total liabilities and shareholders’ equity	$4,638,479	$4,824,399

Basic shares issued and outstanding	82,580	81,688

Book value per share	$8.80	$15.65

Note: Please refer to The PMI Group, Inc. Fourth Quarter 2009 Financial Supplement for additional information.